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FOR IMMEDIATE RELEASE

      Contact:

            Glenn Sblendorio
            Chief Financial Officer
            T: 212-824-3100
            F: 212-824-3240
            E-mail : glenn.sblendorio@eyetech.com
            www.eyetech.com

           EYETECH PHARMACEUTICALS, INC. ANNOUNCES SECONDARY OFFERING

      NEW YORK, NY -- May 26, 2004 -- Eyetech Pharmaceuticals, Inc. (Nasdaq:
EYET) announced today the pricing of a secondary offering of 3,860,000 shares of its common stock at $38.50 per share. In addition, the selling stockholders have granted the underwriters a 30-day over-allotment option to purchase up to an additional 579,000 shares. All of the shares are being sold by selling stockholders. Eyetech will not sell any shares in, or receive any proceeds from, the offering.

      The joint book-running managers of the offering are Merrill Lynch & Co. and Morgan Stanley, and Bear, Stearns & Co. Inc. is acting as co-manager.

      Copies of the final prospectus relating to this offering may be obtained by contacting either Merrill Lynch's prospectus department at 4 World Financial Center, New York, NY 10080 or Morgan Stanley's prospectus department at 1585 Broadway, New York, NY 10036-8200.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT EYETECH

      Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. The company's most advanced product candidate is Macugen(TM) (pegaptanib sodium injection), which Eyetech is developing with Pfizer Inc. for the prevention and treatment of diseases of the eye and related conditions.

SAFE HARBOR STATEMENT

      This press release contains forward-looking statements that involve substantial risks and uncertainties. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and
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expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of Macugen, which is still under development; our dependence on our strategic collaboration with Pfizer; obtaining regulatory approval to market Macugen and any other products that we may develop in the future; our dependence on third parties to manufacture Macugen; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in our Securities and Exchange Commission filings. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.